UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    March 28, 2008

Arrow Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

0-12507

22-2448962

(Commission File Number)

(IRS Employer Identification No.)

250 Glen Street, Glens Falls, NY

12801

(Address of Principal Executive Offices)

(Zip Code)

(518) 745-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee (“Committee”) of the Board of Directors of Arrow Financial Corporation (“Company”) has approved special cash payments to the executives and other senior officers of the Company in the aggregate amount of $257,000.  The Committee’s decision to authorize the payments reflected both the Company’s continuing success in meeting its short and long-term financial goals and the benefits accruing to the Company as a result of the recent successful initial public offering (IPO) by Visa Inc. of its Class A common stock, which had a positive impact in the first quarter of 2008 on the earnings and financial condition of Visa’s member banks, including the Company’s subsidiary Glens Falls National Bank and Trust Company.  The Committee approved the special cash payments at a meeting held on Wednesday, March 26, 2008, contingent upon the Company’s receipt from Visa of certain cash proceeds related to the IPO.  These proceeds were received on Friday, March 28, 2008.

As the Company previously disclosed, the Committee determined at year-end 2007 not to make any distributions for 2007 under the Company’s Short-Term Incentive Plan to executives or other senior officers.  An important factor in that determination was the unanticipated one-time non-cash pre-tax charge of $600,000 recorded by the Company in the fourth quarter of 2007 related to the Company’s obligation to indemnify Visa for our proportionate share of certain litigation settlements incurred by Visa USA and our estimate of the fair value of potential losses related to the remaining litigation.  Following completion of the IPO in March 2008, Visa redeemed a portion of the shares of its Class B common stock held by its member banks, and the cash proceeds received by the Company on March 28, 2008, which represented its proportional share of such partial redemption, exceeded the amount of the Company’s 2007 fourth quarter pre-tax charge.  The dollar amounts of the special cash payments authorized for the Company’s executive officers, specifically, Chief Executive Officer Thomas Hoy, Chief Credit Officer John Van Leeuwen, Chief Financial Officer Terry Goodemote and Senior Vice President Gerard Bilodeau, were $50,000, $25,000, $13,000 and $5,000, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Date: April 2, 2008

By:

/s/ Terry R. Goodemote

Terry R. Goodemote

Senior Vice President, Treasurer and
Chief Financial Officer